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                                                                     EXHIBIT 2.1

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      OF

                            WASTE INDUSTRIES, INC.

                                 WITH AND INTO

                         WASTE INDUSTRIES MERGECO, LLC

     The following Agreement and Plan of Merger and Reorganization provides for the merger (the "Merger") of Waste Industries, Inc., a North Carolina corporation, with and into Waste Industries MergeCo, LLC, a North Carolina limited liability company.

                                   ARTICLE I

     The limited liability company existence of Waste Industries MergeCo, LLC, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the identity and existence of Waste Industries, Inc., which is sometimes referred to herein as the "Corporation", shall be merged with and into Waste Industries MergeCo, LLC, which shall be the surviving entity and which is sometimes referred to herein as the "LLC".

                                  ARTICLE II

     The name of the merging business entity that shall survive the Merger is "Waste Industries MergeCo, LLC", subject to the amendment of such name as set forth in Article V below.

                                  ARTICLE III

     The terms and conditions of the Merger shall be as follows:

     1. The Articles of Organization of the surviving entity shall be the Articles of Organization of the LLC as such Articles of Organization are in effect at the effective time of the Merger until the same shall be thereafter amended in accordance with law and said Articles.

     2. The Operating Agreement of the surviving entity shall be the Operating Agreement of the LLC, as in effect as of the effective time of the Merger, until the same shall be further amended in accordance with law, the Articles of Organization of the LLC and said Operating Agreement.
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     3.   The officers of the surviving entity shall be the officers of the
Corporation immediately prior to the effective time of the Merger, each to serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. The manager and directors of the surviving entity shall be as specified in the Operating Agreement of the LLC as in effect as of the effective time of the Merger.

     4. Except insofar as the same may be continued by law or in order to carry out the purposes of this Agreement and Plan of Merger and Reorganization, and except as continued in and merged into the LLC, the separate existence of the Corporation shall cease as of the effective time of the Merger, and the LLC shall have and possess all of the rights, privileges, powers, immunities and franchises and all property of the Corporation, and shall be responsible and liable for all of the debts, duties, contracts, liabilities and obligations of the Corporation.

                                  ARTICLE IV

     The manner and basis of converting the shares of the Corporation and membership interests of the LLC participating in the Merger shall be as follows:

     1. Each share of common stock of the Corporation outstanding at the effective time of the Merger shall be converted into one share of common stock of Waste Holdings, Inc., a North Carolina corporation and the sole member of the LLC ("Waste Holdings") without any action on the part of the holder thereof at the effective time of the Merger. Promptly following the effective time of the Merger, Waste Holdings will cause its exchange agent to mail letters of transmittal to each holder of record of a certificate that represented common stock of the Corporation immediately prior to the effective time accompanied by instructions for use in effecting the surrender of the certificates or instruments in exchange for common stock of Waste Holdings. Similar documentation will be delivered by Waste Holdings to each holder of options to purchase common stock of the Corporation. After receipt of such transmittal form, each of such holders may, at such holder's option, surrender their certificates or instruments, together with a duly completed and executed transmittal form, to the exchange agent, as indicated on the transmittal form, and each such holder will receive in exchange therefor a certificate or instrument representing an identical number of shares of common stock of Waste Holdings or the right to purchase an identical number of shares of common stock of Waste Holdings, as the case may be. It shall not be necessary for shareholders or optionees of the Corporation to exchange their existing stock certificates or instruments for certificates or instruments of Waste Holdings. Until so surrendered and exchanged, each certificate or instrument evidencing common stock of the Corporation or options to purchase common stock of the Corporation will be deemed for all purposes to evidence the identical number of shares of common stock of Waste Holdings or replacement options to purchase common stock of Waste Holdings, as the case may be.

     2. The membership interests in the LLC shall not be converted, exchanged or altered in any manner as a result of the Merger, and will remain outstanding membership interests of the LLC.
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                                   ARTICLE V

     Pursuant to (S)57C-9A-21(a)(5) of the General Statutes of North Carolina, effective upon the consummation of the Merger, the Articles of Organization of Waste Industries MergeCo, LLC shall be amended by deleting the entire text of Paragraph 1 thereof and substituting in its place the following new Paragraph 1:

     "1.  The name of the limited liability company is Waste Industries, LLC."

                                  ARTICLE VI

     If for any reason the consummation of the Merger is inadvisable in the opinion of the Board of Directors of the Corporation or the sole member of the LLC, this Agreement and Plan of Merger and Reorganization may be terminated at any time before the effective time of the Merger by notice from one party to the other. Upon termination by notice as provided in this Article, this Agreement and Plan of Merger and Reorganization shall be void and of no further force or effect.

                 [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]
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                                  ARTICLE VII

     The Merger shall be effective on December 31, 2000, at 11:58 p.m., Raleigh, North Carolina time.


     Date:  October 6, 2000.


                                   WASTE INDUSTRIES, INC.


                                   By: /s/ Lonnie C. Poole, Jr.
                                       -----------------------------------------

                                   Name: Lonnie C. Poole, Jr.

                                   Title: Chairman and CEO



                                   WASTE INDUSTRIES MERGECO, LLC

                                   By: Waste Holdings, Inc., Manager and Sole
                                       Member


                                   By: /s/ Jim W. Perry
                                       -----------------------------------------

                                   Name: Jim W. Perry

                                   Title: President


                                   WASTE HOLDINGS, INC.


                                   By: /s/ Jim W. Perry
                                       -----------------------------------------

                                   Name: Jim W. Perry

                                   Title: President